FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Updates Acquisition Activity During 2013

ARC Healthcare Invested $1.0 Billion in Healthcare Real Estate Assets During 2013

With $371.5 Million of Assets Under Executed Purchase and Sale Agreements and Executed Letters of Intent, Expected Portfolio Would Total $2.0 Billion

New York, New York, January 14, 2014 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced today that it had acquired $1.0 billion of healthcare real estate during calendar year 2013. ARC Healthcare’s portfolio of 114 properties now includes $1.6 billion of real estate based on purchase price, excluding closing costs, aggregating 5.8 million square feet with a 97% occupancy rate, excluding senior housing. Additionally, the Company has placed $371.5 million of healthcare real estate assets under executed purchase and sale agreements and executed letters of intent, providing for an expected total portfolio, including such assets, of $2.0 billion. The Company’s expected $2.0 billion portfolio would be comprised of: 44% medical office buildings; 34% seniors housing; and 22% other healthcare real estate assets.

Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC, commented, “As we closed out our equity raise in 2013, we had put in place a plan to thoughtfully and deliberately deploy such equity, thus purchasing $1.0 billion of high quality healthcare real estate properties in 2013. Through these efforts, we have now assembled a $2.0 billion portfolio (including assets under purchase agreement) which is well balanced, broadly diversified and tenanted by leading healthcare operators which positions us well as we focus on a potential listing event.”

About ARC Healthcare

ARC Healthcare is a publicly registered, non-traded real estate investment program that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Shawn P. Seale, CFO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	sseale@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)